UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2016

TE CONNECTIVITY LTD.

(Exact name of registrant as specified in its charter)

Switzerland	98-0518048
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-33260

(Commission File Number)

Rheinstrasse 20

CH-8200 Schaffhausen

Switzerland

(Address of Principal Executive Offices, including Zip Code)

+41 (0)52 633 66 61

(Registrant’s telephone number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 31, 2016, TE Connectivity Ltd. (the “Company”) announced that Heath A. Mitts will serve as the Company’s Executive Vice President and Chief Financial Officer effective September 12, 2016.  Mr. Mitts will succeed Mario Calastri as Chief Financial Officer, who is serving as the Company’s acting Chief Financial Officer and Senior Vice President and Treasurer.  Mr. Calastri will continue in his role as Senior Vice President and Treasurer.

Mr. Mitts, 45, served as Senior Vice President and Chief Financial Officer of IDEX Corporation, a globally diversified company specializing in fluid, metering, health and science technologies, as well as fire, safety and other products, since March 2011. Mr. Mitts joined IDEX as Vice President-Corporate Finance in September 2005.

Mr. Mitts’ compensation arrangement provides for him to (i) be paid $530,000 in a sign-on bonus, (ii) be paid $4,800,000 in restricted stock units as a sign-on equity grant, (iii) be paid a starting base salary of $610,000, subject to an annual upward adjustment, (iv) be eligible for an annual bonus of up to 85% of base salary, in accordance with the annual bonus plan then in effect for executive officers of the Company, (v) be eligible for annual long-term incentive equity awards with a target valued at $1,900,000 to be made in accordance with the terms and conditions of the Company’s long term incentive plan then in effect for executives of the Company, (vi) be eligible to participate in the Company’s deferred compensation plan and the health and welfare benefit plans made available generally from time to time to executive officers of the Company and (vii) be paid vacation and certain relocation benefits.

A copy of the press release issued by the Company on August 31, 2016 regarding Mr. Mitts’ appointment as Chief Financial Officer is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)        Exhibits

Exhibit Number	Description

99.1	Press Release dated August 31, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 31, 2016	TE CONNECTIVITY LTD.

	By:	/s/ Harold G. Barksdale
		Name:	Harold G. Barksdale
		Title:	Corporate Secretary